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                                                                   EXHIBIT 10.69

November 16, 1999

Mr. Richard L. Roll
15 Celano
Laguna Niguel, California 92677

         Re: Offer of Employment

Dear Rick:

I am happy to extend you the following offer of employment at Epicor Software Corporation (the "Company").

1. Title. Your position will be President and Chief Operating Officer and you will report to the Chief Executive Officer of the Company. You will be headquartered in the Company's Irvine, California offices.

2. Base Salary. Your base salary will be $400,000 per year paid semi-monthly in accordance with the Company's normal payroll policies and subject to standard withholding.

3. Annual Bonus. You will receive an annual target bonus of $150,000 on a fiscal year basis. The bonus will be based on the Company fulfilling specified revenue and net income targets which are consistent with the targets for the Company's other executive officers. The Company's fiscal year is the calendar year and your bonus plan will begin for fiscal 2000. Attached as Exhibit A is a sample management bonus plan agreement. The Company will document your bonus plan by entering a similar agreement at such time as bonus plan agreements are entered into with other executives. For fiscal 1999, you will receive a bonus of up to $150,000 based on the same revenue and net income targets applicable to other executives for fiscal 1999. The bonus will be paid (if the targets are fulfilled) when other similarly situated executives are paid. The bonus will be prorated as follows: $150,000 multiplied by a fraction, the numerator of which is the number of days you were employed in fiscal 1999, and the denominator of which is 365.

4. Stock Option. The Company will grant you a stock option to purchase 500,000 shares of common stock ("Option #1"). The exercise price of Option #1 will be the closing price of the Company's common stock on the NASDAQ National Market System on your start date. Option #1 shall vest as follows:


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November 16, 1999
Mr. Richard L. Roll
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         (a) Option #1 will vest with respect to 350,000 shares according to the following schedule:

             (i) 80,000 shares immediately upon the date of commencement of your employment.

             (ii) 90,000 shares on the first year anniversary of your employment start date.

             (iii) 7,500 shares on the first day of each month beginning on the first day of the 13th month after your start date and continuing for each month thereafter for a period of 24 months.

             Option #1 will vest with respect to the remaining 150,000 shares according to the following schedule:

             (i) 50,000 shares if in FY 2000 the Company's pretax earnings per share equal or exceed 15 cents per share.

             (ii) 50,000 shares if in FY 2001 the Company's pretax earnings per share equal or exceed 30 cents per share.

             (iii) 50,000 shares if in FY 2002 if the Company's pretax earnings per share equal or exceed 60 cents per share.

             (iv) If any of such 150,000 shares have not otherwise vested pursuant to the provisions of clauses (i), (ii), or (iii) above, all of the remaining unvested shares shall vest on the fifth anniversary of your employment start date. If you voluntarily terminate your employment, you will have 90 days following termination to exercise that portion of the option which is vested as of the termination date.

5. Stock Option. The Company will grant you an additional stock option to purchase 200,000 shares of common stock ("Option #2"). The exercise price of Option #2 will be the closing price of the Company's common stock on the NASDAQ National Market System on your start date. If you are promoted to the position of Chief Executive Officer of the Company on or before January 1, 2001, then commencing on your date of promotion Option #2 will vest with respect to 5,556 shares and an additional 5,556 shares shall vest on first day of each month thereafter for a period of 35 months and 5,540 shares shall vest on the first day of the 36th month. If you are not promoted to the position of Chief Executive Officer by January 1, 2001, then the shares subject to Option #2 will vest on the 5 year anniversary of the grant date, provided you are


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November 16, 1999
Mr. Richard L. Roll
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still an employee of the Company. If you voluntarily terminate your employment, you will have 90 days following termination to exercise that portion of the option which is vested as of the termination date.

         (a) If a Change of Control (as defined below) occurs prior to the one year anniversary of your employment start date then vesting with respect to 50% of the shares subject to Option #1 and Option #2 (only if you are Chief Executive Officer at the time of the Change of Control) shall accelerate and vest concurrent with the Change of Control. If a Change of Control occurs following the one year anniversary of your employment start date, then all of the shares subject to Option #1 and Option #2 (only if you are Chief Executive Officer at the time of the Change of Control) shall become fully vested upon the Change of Control. For purposes of this section, a Change in Control shall mean
(i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power, (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or (iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger; or (v) a liquidation of the Company. Upon a Change of Control, you may elect, in your sole discretion, not to have any portion of such restrictions lapse in order to avoid any "parachute payment" under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended.

         (b) If the Company shall terminate your employment agreement without "cause" or if a "constructive termination" has occurred or if you die or become disabled while employed by the Company: (i) the Company shall pay you all compensation (including the base salary and any bonus that would have been payable for the next twelve months under paragraph 3 hereof) and benefits due you to the date of termination and for a period of twelve months following the date of such termination; and (ii) the shares that would have vested under Options #1 and #2 (by time elapsing) during the next 12 months, shall accelerate and become vested. During the twelve month period, you shall continue to be entitled to participate in the Company's employee benefits plans or arrangements (as set forth in Section 6 herein) on the same basis as if you were an employee. For purposes of this Agreement, disabled shall mean your inability due to any physical or mental condition to perform a substantial portion of your duties as Chief Operating Officer for 24 or more consecutive weeks.


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November 16, 1999
Mr. Richard L. Roll
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         (c) For the purposes of this paragraph 5: (i) "cause" shall mean (A)
willful and repeated failure to comply with the lawful directions of the Company's Board of Directors, or the Chief Executive Officer (B) gross negligence or willful misconduct in the performance of duties to the Company and/or its subsidiaries, (C) commission of any act of fraud with respect to the Company and/or its subsidiaries, (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company and/or its subsidiaries, in each case as determined in good faith by the Company's Board of Directors; and (ii) "constructive termination" shall be deemed to occur if (A)(1) there is a material adverse change in your position causing it to be of less stature or of less responsibility, (2) a change in the persons to whom you report (other than a change in Board of Director composition) or (3) a reduction of more than 20% of your base compensation and
(B) the Company shall fail to correct the occurrence to your reasonable satisfaction following written notice by you within the thirty (30) days following receipt of such notice and you elect to terminate your employment voluntarily.

         (d) Registration Rights. In connection with Options #1 and #2 the Company will register the shares underlying such options on Form S-8. If registration of such shares is not permissible on Form S-8 the Company will register such shares on Form S-3, subject to customary underwriter lock ups and cutbacks, if applicable, and shall rank in equal priority with the registration rights held by existing preferred stockholders.

6. Other. Effective the beginning of the month following your start date, you will be eligible to participate in the Company's health plan, including the Exec-U-Care plan. After meeting eligibility requirements, you will be able to participate in various company benefit programs including the Company's 401(k) savings program, Section 125 Reimbursement Account, and the Confidential Employee Assistance Program (EAP).

7. Indemnification. In the event you are made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you are or were a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at Company's request, you shall be indemnified by the Company, and the Company shall pay your related expenses when and as incurred, all to the full extent permitted by law.

8. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a


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November 16, 1999
Mr. Richard L. Roll
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succession. The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This offer is contingent upon execution of the Company's Employee Proprietary Agreement and the Employee Acknowledgment Statement. Upon accepting this offer, you will be required to sign and agree to the terms therein. Additionally, due to the Immigration Reform Act and Control of 1986, if you are an employee of the Company in the United States, prior to or on your first day of employment, you will be required to show proof of identity and authorization to work in the United States. Please be prepared to show appropriate documentation for evidence of identity and employment eligibility.

I look forward to your joining Epicor Software Corporation. We have a great opportunity to take the Company to a new level of performance. I believe your past experience and skills would be a great fit with Epicor and I look forward to working with you.

Please indicate your acceptance of this offer by signing in the space below. Upon receipt, I will have the necessary agreements prepared to document the items described in this offer letter. If you have any questions, please do not hesitate to call.

Very truly yours,                           Accepted:


-------------------------------------       ------------------------------------
L. George Klaus                             Richard L. Roll
President and Chief Executive Officer

LGK:vs